United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.


                                                Commission File Number 333-07524
                                                                       ---------

                        Modern Times Group MTG AB (publ)
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             (Exact name of registrant as specified in its charter)

              Skeppsbron 18, Box 2094, S-103 13, Stockholm, Sweden
                                +46 8 562 000 50
    (Address, including zip code, and telephone number, including area code,
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                  of registrant's principal executive offices)

   American Depositary Shares, series B, each representing one series B share
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            (Title of each class of securities covered by this Form)

                                      None.
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   |_|                     Rule 12h-3(b)(1)(i)  |_|
       Rule 12g-4(a)(1)(ii)  |_|                     Rule 12h-3(b)(1)(ii) |_|
       Rule 12g-4(a)(2)(i)   | |                     Rule 12h-3(b)(2)(i)  |_|
       Rule 12g-4(a)(2)(ii)  |_|                     Rule 12h-3(b)(2)(ii) |_|

                                           Rule 15d-6 -------- |X|

Approximate number of holders of record as of the certification or / date: 195


Pursuant to the requirements of the Securities Exchange Act of 1934, Modern Times Group MTG AB (publ) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: December 31, 2003                     By:  /s/ Hans Holger Albrecht
                                                 -------------------------------
                                                 Name:  Hans Holger Albrecht
                                                 Title: Chief Executive Officer



                                            By:  /s/ Mia Brunell
                                                 -------------------------------
                                                 Name:  Mia Brunell
                                                 Title: Chief Financial Officer